EXHIBIT 10.4

IRIS WARE SOLUTIONS INC.

1809 Arborlynn Drive

North Vancouver, B.C. V7J 2V7

Tel: 604 961-5925

Fax:604 984-9330

January 4, 2005

Mr. Ralph Shearing

Strategic Internet Investments Incorporated.

Suite 450 – 650 West Georgia Street

Vancouver, B.C. Canada

V6B 4N8

Re: Consulting Fee Letter for IT Consulting and Computer network Maintenance

Dear Mr. Shearing:

Pursuant to your request, Pedro Eiler Pedersen ("Consultant") has agreed to continue to act for Strategic Internet Investments Incorporated., (the  “Company”) as an advisor and consultant to source and review e-commerce businesses targeted for potential acquisition by the Company, make recommendations for IT components for the Company’s Dream Island Development Project plus act as the Company's IT and computer network maintenance technician.

Payment for consulting fees and expense reimbursement has been agreed to as follows:

Consulting fees will be billed monthly at the daily rate of US$500.00 per day for work performed as requested by the Company..  The fee will be due and payable in cash as invoiced.  In the event that cash is not available to pay the consulting fees, shares of the common stock of the Company, valued at a price to be negotiated in good faith, will be accepted as payment in full.  These shares will be issued in conjunction with a Registration Statement filed under Form S-8, which will make the shares free trading.

Expenses will be charged directly to the Company whenever possible if they are significant.  They will also be pre approved.   For example, travel expenses and FedEx will be billed to client directly by the travel agency via credit card and FedEx account.  Nominal expenses such as long distance telephone, postage, local transportation will be accumulated until the sooner of a significant expense billing, to which these will be added, or the total of US$250.00, and then they will be billed.

As agreed and in recognition of past services provided to the Company, the Company will pay the Consultant a lump sum of $10,000 and the Consultant will provide invoices to the Company documenting the fee, within the payment rate outlined in this Letter Agreement.

The Consultant will make his services available to the company as requested and recognizes that network and internet maintenance services may be requested after normal business hours and agrees to do his utmost to provide the services when requested to do so.

This Letter-Agreement shall be governed by the Laws of the Province of British Columbia, Canada.

If the above is satisfactory, please indicate by signing and returning a copy to me at my office.

Sincerely yours,

Pedro Eiler Pedersen

President and sole shareholder

I accept the above terms and conditions.

Signed by “Ralph Shearing”

Ralph Shearing,

Strategic Internet Investments Incorporated

Irisware Solutions Inc.

www.irisware.com

1809 Arborlynn drv.

V7J 2V7 North Vancouver

BC, Canada

Tel.: (604) 984-9330

Fax: (604) 684-3829

E-mail: admin@irisware.com

INVOICE 242

Client:	Strategic Internet Investments Inc.	Date:	January 4, 2005
Voice:	(604) 684-8662	Fax:	(604) 681-3829
Address:	Suite 450, 650 W. Georgia St.	City:	Vancouver
Zip/Postal Code:	V6B 4N8	Prov/State:	British Columbia	Country: Canada